Exhibit 10.24

Lease Agreement

Date: 9 June 2014

Details

1.1	Landlord	Jiaqiao (Shanghai) Warehouse Co., Ltd. Registered office address: 10/F, Building 2, Jing’an Kerry Centre, No. 1539, West Nanjing Road.

1.2	Tenant	UTAC (Shanghai) Co., Ltd. Registered office address: Southern Section, 1/F, No. 55 Workshop, No. 273, Debao Road, Free Trade Zone, Shanghai, China

1.3	Leasing services	Provision of the leased property and external public areas for usage and also property management for public areas of such premises, including but not limited to cleaning and security. For avoidance of doubt, the services provided by the Landlord do not include maintenance and/or storage of any of the Tenant’s property or that of any other persons in the leased property. Such items of property shall be managed by the Tenant at the Tenant’s own risk.

1.4	Buildings and their locations	All premises located at No. 331, South Meigui Road and No. 273, Debao Road; Property Rights Certificate for the premises (“Property Rights Certificate”): Hu-Fang-Di-Pu-Zi (2012) No. 058872

1.5	Leased property

Northern Section, 1/F, Building 55 and 1/F of Building 56; the total construction area is 12,989.13m2 (including such shared areas as stairs, canopies, walls, public buildings and offices).

See the floor plan in Appendix 2 for details.

For the avoidance of ambiguity, both parties hereto acknowledge that regardless of any contrary provisions in other terms and conditions of this Agreement, the public buildings, auxiliary facilities and guard rooms are public and shall be used and managed by the Landlord and are not actually provided for the Tenant, who shall not claim any rights to use such areas.

The Tenant hereby agrees that the total building area listed hereof is a final area, and shall be binding upon the parties and be deemed as the final determining basis for calculating rent and management fees. Neither party shall claim any alternation or change to the total construction area (12,989.13m2) or re-measurement of any part of the leased property or buildings during the Lease Term or any renewal term.

1.6	Purpose	See the Property Rights Certificate

1.7	Lease term	5 years Start of the leasing term: 1 January 2016

Conclusion of the leasing term: 31 December 2020

Periods for the free use of the leased property are 6 months, apportioned as below:

(1) 1 January 2016 (inclusive) to 15 February 2016 (inclusive)

(2) 1 January 2017 (inclusive) to 15 February 2017 (inclusive)

(3) 1 January 2018 (inclusive) to 31 January 2018 (inclusive)

(4) 1 January 2019 (inclusive) to 31 January 2019 (inclusive)

(5) 1 January 2020 (inclusive) to 31 January 2020 (inclusive)

However, the Tenant must still pay or pay off all management fees, utility fees and other costs (if any) during such periods.

[Seal affixed: UTAC (SHANGHAI) CO., LTD] [Seal affixed: Jiaqiao (Shanghai) Warehouse Co., Ltd.]

1.8	Renewal priority	The Tenant is entitled to enjoy renewal priority under the same conditions in accordance with Article 7.11 provided that the Tenant fully abides by this Agreement. Commercial conditions for renewal shall be subject to mutual negotiation between the parties.

1.9	Rent

During the first year of the Lease Term (i.e., from the first month to the twelfth month of the Lease Term), rent will be RMB 1.53/m2 per day, and therefore, daily rent for a calendar month will be RMB 604,481.64.

Daily rent for a calendar month (RMB 604,481.64) = RMB 1.53 (per square meter per day) x 365 days x 12,989.13m2/12 months.

During the second year of the Lease Term (i.e., from the 13th month to the 24th month of the Lease Term), rent will be RMB 1.58/m2 per day, and therefore, daily rent for a calendar month will be RMB 624,235.94.

During the third year of the Lease Term (i.e., from the 25th month to the 36th month of the Lease Term), rent will be RMB 1.63/m2 per day, and therefore, daily rent for a calendar month will be RMB 643,990.24.

During the fourth year of the Lease Term (i.e., from the 37th month to the 48th month of the Lease Term), rent will be RMB 1.68/m2 per day, and therefore, daily rent for a calendar month will be RMB 663,744.54.

During the fifth year of the Lease Term (i.e., from the 49th month to the 60th month of the Lease Term), rent will be RMB 1.73/m2 per day, and therefore, daily rent for a calendar month will be RMB 683,498.84.

When there is less than a full calendar month, rent shall be calculated according to the formula: actual days/number of days for that month x daily rent for the calendar month.

1.10	Management fees

Management fees are excluded from the rent, and the Tenant shall separately pay management fees to the Landlord. During the Lease Term, management fees for each calendar month shall be RNB 0.10/m2 per day (but may be adjusted in accordance with Article 5.1:2), with the calculation formula as follows:

Management fees for a calendar month (RMB 39,508.60) = RMB 0.10 (per square meter per day) x 365 days x 12,989.13m2/12 months.

When there is less than a full calendar month, management fees shall be calculated by the actual days/number of days of that month x daily management fees for the calendar month.

1.11	Security deposit	RMB 1,931,970.72 in cash/equivalent bank guarantee (paid in accordance with the provisions of Article 7.6).

1.12	Public liability insurance	The Tenant shall cover public liability insurance during the Lease Term at the Tenant’s own cost and maintain its effectiveness at all times; the compensation limit for such insurance for each event shall not be lower than RMB 15 million. Such insurance shall cover all personal injury, property damage, or other damage caused by the Tenant to any third party during the Lease Term.

1.13	Public utility fees

Electricity charges: basic electricity charges plus metering electricity charges.

Basic electricity charges: the maximum demand agreed during the current month x RMB 42/KVA/month unit price of basic electricity charges; if electricity consumption exceeds the maximum demand agreed during the current month, the additional electricity charge is calculated using RMB 84/KVA/month unit price of basic electricity charge; the Tenant is entitled to adjust electric power capacity and file a written application to the Landlord for doing so 30 days in advance, while the basic electricity charge is adjusted according to the applied electric power capacity x unit price of basic electricity charge;

Metering electricity charges: the peak, common and valley metering values during the current month indicated in the electricity meter are multiplied by the corresponding unit prices;

See Appendix 6 for details.

However, if the government adjusts the published unit price for electricity charges during the Lease Term, the Landlord will adjust electricity charges proportionally in accordance with the unit price adjusted by the government.

Water rates: water rates plus water drainage fees.

Unit price of water: RMB 2.89/m3; unit price of water drainage costs: RMB 2.34/m3 (for the avoidance of ambiguity, water drainage is calculated as 90% of water consumption), and the aforesaid fees exclude tax. However, if the government adjusts the published unit price for water during the Lease Term, the Landlord will adjust the water rate proportionally according to the government’s unit price adjustment.

1.14	Special conditions	See Appendix III.

2.	Definitions and interpretations

In this Agreement:

2.1	The obligations of the Tenant shall be undertaken jointly and respectively by all persons included in these denotations;

2.2	The obligations not conducted by the Tenant for an activity include those specifying that the Tenant shall not allow or tolerate the occurrence or continuation of such activity;

2.3	Headings shall not affect the interpretation of terms;

2.4	Words implying any gender shall include the masculine, feminine and neuter; and words in the singular shall include the plural and vice versa;

2.5	The right of the Landlord to access the leased property can be interpreted as all persons so authorized by the Landlord are entitled to access the Property;

2.6	Consent, approval or authorization from the Landlord refers to consent, approval or authorization provided in written form, and signed by the Landlord or by a representative of the Landlord;

2.7	Notice referred to herein indicates written notice;

2.8	The terms and conditions defined in the detailed rules shall have their meanings assigned by the detailed rules;

2.9	Public areas refers to pavements, elevators, roads, forecourts, loading/unloading areas, sanitation facilities and any other areas in buildings designated by the Landlord from time to time, and used by the Tenant and occupants of the buildings and other persons authorized explicitly or implicitly by the Tenant and occupants;

2.10	The Landlord includes the person to whom the leased property is immediately reverted to upon the conclusion of the Lease Term;

2.11	This Agreement refers to the Lease Agreement and any other supplementary or appended documents, or the documents concluded according to the Lease Agreement;

2.12	Management fees are indicated in Article 1.10 and adjusted in accordance with Article 5.1:2;

2.13	Management refers to the manager appointed by the Landlord for managing the buildings and the leased property;

2.14	Decree refers to any order issued by the competent authority for the demolition or closure of buildings;

2.15	Leased property refers to the building prescribed in Article 1.5, including:

2.15:1	Plaster and other surface materials on interior and exterior walls of the leased property (including walls in all leased properties that constitute a boundary with any public area), excluding other parts of exterior walls;

2.15:2	Surface materials (excluding other parts) surrounding the leased property or the internal floors, ceilings, all interior walls, structural walls and structural columns in the leased property;

2.15:3	Window glazing and frames (for double-glazed windows, this refers only to the interior glazing and frame);

2.15:4	The Landlord’s fixed fittings and devices; and

2.15:5	Any ancillary facilities specific to the leased property (whether in the leased property or not), but not including other ancillary facilities and fire detection, alarm, firefighting and fire extinguishing systems.

[Seal affixed: UTAC (SHANGHAI) CO., LTD]

[Seal affixed: Jiaqiao (Shanghai) Warehouse Co., Ltd.]

2.16	Agreed interest rate refers to the interest rate increased by 5% on the basis of one-year RMB base lending rates currently designated by the People’s Bank of China. If there is no data relevant to the interest rate, the Landlord will determine a reasonable interest rate. To avoid ambiguity, even though the agreed interest rate hereof refers to the annual interest rate, where applicable, the agreed interest rate can be converted into a daily interest rate to facilitate calculation;

2.17	Risk refers to fire, flood, waterlogging, storms, typhoons, explosions, earthquakes, collapses and any other disasters, events or factors uncontrollable by the Landlord and the Tenant; and

2.18	Ancillary facilities refers to sewers, drainage ditches, troughs, pipelines, sprinkler nozzles, delivery pipes, electric wires, cable and other structures as well as transmission facilities on the land of such buildings, including relevant equipment, fixed devices, controllers, relay equipment, conduits, diffusers, ventilation control devices, guard fences and their coverings.

3	Leasing services

The Landlord provides the leased property to the Tenant under the terms and conditions in this Agreement and right of way and other rights (if any) on the buildings as referred to in Appendix 1, as well as any other rights on the leased property, right of way and prospective right of way and privilege, and provides leasing services to the Tenant as per Article 1.3 during the Lease Term; the Tenant shall pay rent, management fees and other payables to the Landlord as per the payment terms specified in Article 5 of this Agreement during the Lease Term.

4	[N/A]

5	Obligations of the Tenant

The Tenant and the Landlord agree on the following items:

5.1	Rent, management fees and public utility fees: to be paid according to the following dates and payment terms, excluding deductible expenses (automatic bank transfers or automatic deductions can be applied if required by the Landlord), and other payables shall not be offset;

5.1:1	Rent for each month shall be paid on the first day of that month; rent for the first month shall be paid on the signing date of this Agreement as per the actual number of days (from the commencement date to the last day of such a month); electricity fees and water rates for the last month shall be paid on the first day the current month and such electricity fees and water rates shall be calculated in accordance with the readings on the electricity meter and water meter and by the means specified in Article 1.13 of this Agreement, while the unit prices for electricity fees and water rates will be adjusted according to the requirements of government policy;

5.1:2	Management fees for each month shall be paid on the first day of that month (which may be properly adjusted as per notice delivered by the Landlord to the Tenant). Management fees for the first month shall be paid on the signing date of this Agreement as per the actual number of days (from the first day of occupation of the leased property by the Tenant to the last day of such a month). Management will charge corresponding usage fees, parking fees and freight yard fees according to the service conditions;

5.1:3	Other payables hereof will be charged as additional rent according to the actual situation.

5.2	Interest: The agreed interest rate is applied and interest on the payables specified in this Agreement shall be paid to the Landlord as additional rent, with such interest calculated from the due date to the actual payment date (before and after making any judgment). This provision shall not affect any other compensation to the Landlord.

5.3	Tax:

The Landlord agrees to pay business tax and its additional taxes at its own cost for leasing the premises pursuant to the effective laws and regulations as of the signing date of this Agreement. Notwithstanding the foregoing provision, in cases where taxes to be levied for leasing the premises, which were actually suspended or postponed, are to be collected any time after the Lease Term begins, or the government or relevant authority enhances the existing taxes on the leased properties and their locations, or the government or relevant authority levies new taxes for the leased properties and their locations (e.g., VAT paid for goods or services transferred or provided under this Agreement), regardless of whether the Landlord is the taxpayer for such taxes as required by the government or relevant authority, the Tenant agrees that the Landlord need not pay the increased part of the business tax and its additional taxes for leasing the premises according to the effective laws and regulations as of the execution date of the Agreement, and the Tenant will pay the following taxes: 1) the newly increased part of the business tax and additional taxes currently paid by the Landlord for leasing the premises after the tax rate is increased, or 2) the balance (if any) between the new taxes related to the leased properties and their locations and the business tax, and the additional taxes currently paid by the Landlord for leasing the premises. For the avoidance of doubt, the Tenant shall directly pay the aforesaid additional tax costs to the relevant government department, or compensate such due additional tax costs and government fees to the Landlord if such costs and fees are paid by the Landlord on behalf of the Tenant. In this regard, the Tenant shall compensate such additional tax costs to the Landlord (including VAT) in accordance with the following means: the Tenant shall pay such additional tax costs (including VAT) to the Landlord (i) on the due consideration payment date for the taxable services, or (ii) if there is no such due date, within 7 days after the Tenant receives a written request or tax bill from the Landlord.

For the avoidance of doubt, the Tenant only undertakes those taxes associated with leasing and using the premises rather than the taxes associated with possessing the leased properties and their locations.

5.4	Public utilities: The Tenant shall pay electricity fees, water rates and telephone charges to the Landlord or pay them as specified by the Landlord; the Tenant can install instruments or devices for metering electricity consumption as required or approved by the Landlord so that the electricity supplier can directly charge the Tenant. The public utility fees (including electricity fees and water rates) collected and paid by the Landlord are calculated and paid according to meter readings.

5.5	Maintenance: The Tenant shall maintain and properly repair the leased properties (except for normal wear, potential, inherent and structural defects), replace all broken or damaged window glazing in the leased properties (except for damage caused by risk, structural, inherent or potential defects or normal wear), and take proper measures to prevent the leased properties from being damaged by storms, winds or typhoons.

5.6	Electricity consumption provisions: The Tenant shall comply with the requirements and regulations on equipment and electric wiring in the leased properties issued by the power supply sector, and power supplies shall not be overloaded.

5.7	Fitting-out and clearing up: The Tenant shall maintain the leased properties in a neat, clean and tidy condition, and clear rubbish in a timely way; the Tenant shall clean all surfaces and surface materials, and the interior panes, frames and sills in the leased properties as well as the interior and exterior glazing (if any) in the entrance areas when the Landlord deems it necessary.

5.8	Maintenance notice: The Tenant shall repair all defects and locations required to be repaired according to the maintenance obligations stated in this Agreement within a reasonable period as specified by the Landlord after the Tenant has received a maintenance notice form the Landlord. If the Tenant fails to make proper maintenance within the reasonable period, the Landlord can conduct maintenance for the Tenant, but all costs thus incurred shall be borne by the Tenant as required by the Landlord.

5.9	Access permission: On condition that the Tenant is informed in advance, the Landlord and other persons authorized by the Landlord are permitted to access or stay in the leased properties (in case of an emergency endangering the leased properties, the Landlord can force an entrance into the premises), with or without workers, tools and materials at all proper times (even through the Landlord can enter the leased properties at any time during an emergency, the Landlord shall inform the Tenant as far as possible) for the following tasks:

5.9:1	Inspecting the leased properties;

5.9:2	Checking facilities and the condition of any damage;

5.9:3	Guiding (or not guiding) a potential purchaser’s visit and/or measuring the leased properties and/or guiding other Tenants (or potential Tenants) visiting and/or measuring the leased properties during the last 9 months of the Lease Term;

5.9:4	Conducting maintenance or other work not completed by the Tenant;

5.9:5	Security checks and extinguishing fires;

5.9:6	Implementing necessary work beyond the Tenant’s liability;

5.9:7	Fulfilling the Landlord’s obligations under this Agreement or performing the Landlord’s liabilities under this Agreement.

5.10	Dangerous goods: It is not permitted to bring into the leased properties: any dangerous goods or goods that may result in danger (including but not limited to weapons and ammunition) which are not permitted to be brought into, placed or stored in the buildings and/or the leased properties, and dangerous business or other actions resulting in the inefficiency of building insurance or an increase of insurance expenses shall not be carried out, unless such behaviours are permitted with the written consent of the Landlord and the approval of the competent government authorities.

5.11	Overload: The Tenant shall not use the leased properties or their elevators and ancillary facilities over their capacities, and the Tenant shall not obstruct or damage ancillary facilities and public areas, and may only store goods or commodities in normal quantities required for normal usage.

5.12	Building damage: The Tenant shall cover the cost of repairing the buildings damaged due to negligence when loading or unloading machine tools, raw materials and goods or such tools, raw materials and goods with weights exceeding the bearing capacity of the buildings. (The maximum bearing capacity of the warehouse for the leased properties is 3 tons/m2, and 2 tons/m2 in office areas on the same floor of the warehouse, and 0.4 ton/m2 on the mezzanine floor.) The Tenant shall pay to the Landlord any reasonable costs incurred by repairing any such damage.

5.13	[N/A]

5.14	Loading/unloading area: The provisions stipulated by and instructions from Management governing the use of the loading/unloading area shall be followed during the use of such areas provided for leasing properties, in particular and without prejudice to the aforesaid general principles, the Tenant’s service personnel, employees, contractors, the Tenant and its suppliers or invitees are not allowed to park in any part of the loading/unloading areas or, in any way, impede the use of the area.

5.15	[N/A]

5.16	Power lines: The Tenant shall lead power lines from the distribution room designated by the Landlord or Management to the leased properties, and all wiring costs in and out of the leased property shall be borne by the Tenant, and compliance with quality standards established by relevant government agencies/departments shall be guaranteed by the Tenant. Wiring work shall only be carried out by qualified electrical contractors with licenses and with prior written approval from the Landlord.

5.17	Fire prevention: All fire department requirements and orders shall be followed, and if fire protection measures or the installation of firefighting equipment by the Tenant are required in such requirements and orders (except firefighting equipment provided by the Landlord), the Tenant shall be liable for the cost of such fire protection measures or equipment and the maintenance of equipment in accordance with laws and mandatory provisions.

5.18	No cooking/lodging: There shall be no cooking in the leased property, public areas or building or any part thereof except for heating beverages and food in an oven. No one other than night-watch employees is permitted to remain overnight.

5.19	Hazardous substance: No storage of hazardous substances or materials is permitted in the leased property.

5.20	Feeding of livestock prohibited; prevent pest infestations: Bird feeding or raising livestock or producing hazardous goods, animals or plants or products and their storage is permitted in the leased property, public areas or buildings, except for those that conform to the daily business scope of the Tenant in the leased property. All reasonable measures shall be taken to prevent termites, rats, cockroaches or any other pest infestations. The Tenant shall hire a pest extermination contractor as reasonably required by the Landlord and cover all relevant costs.

5.21	Auctions prohibited: Without the express permission of the Landlord, no voluntary or non-voluntary auctions shall be permitted or tolerated on the leased property.

5.22	Mechanical equipment: Placing mechanical goods or products which exceed the maximum bearing capacity of the floor (excluding the existing mechanical equipment before the property is leased) in any part of the lease property is not permitted.

5.23	Handcart usage: Only rubber-tired handcarts or trucks with pneumatic tires or elasticated tires are permitted to be used for the transportation of goods and materials.

5.24	Maintenance of sanitation facilities: The Tenant shall be responsible for the maintenance of drainage pipelines, sanitation and water heating equipment, toilets and any other water supply equipment used by the Tenant and its service personnel, employees, agents, invitees and licensees throughout the Lease Term so as to meet the requirements of the Landlord and in accordance with governmental agencies’ relevant laws or procedures. The Tenant shall repair all deficiencies and parts in need of repair in a timely manner and within the reasonable deadline designated by the Landlord upon receipt of the maintenance notice served by the Landlord. If the Tenant fails to properly carry out the maintenance work within the reasonable period the Landlord may repair such deficiencies, and all reasonable costs in the cleaning and maintenance performed instead of the Tenant and its service personnel, employees, agents, invitees and licensees, or those costs incurred because of the blocking or malfunction of such sanitation facilities shall be borne by the Tenant.

5.25	Improper use: No dangerous, illegal or immoral activity shall be carried out in the leased property; any device, fixed device or equipment (hydraulic equipment, mechanical device or other equipment) that may cause rapid changes to room temperatures shall not be installed; any encumbrance or obstacle, or article that may cause damage to the Landlord and the owner or occupant of the Building or a nearby leased property or cause aversion by the aforesaid parties according to the Landlord’s reasonable judgment shall not be permitted in the leased property. The Tenant shall comply with all rules and regulations prescribed by the Landlord and the Management regarding the foresaid devices, fixed devices or equipment.

5.26	Usage: The leased property shall not be used for any purpose other than the “usage”, particularly, without prejudice to the foresaid general principles, it shall not be used as Buddha hall or temple, or be used for similar purposes or any other religious purpose.

5.27	Decrees and laws: Abide by provisions stipulated by government agencies, and laws, regulations or requirements concerning the use or occupation of the leased property and public areas and usage rights concerning (but not limited to) sanitation, environment and safety, building and planning as vested by this Agreement.

5.28	Items not covered by insurance: The costs that the Tenant shall pay to the Landlord due to any act, omission or non-performance by the Tenant and its employees, contractors, agents and licensees or invitees and which are not covered by the insurance.

5.29	Regulations: All rules and regulations concerning the buildings provided by Management shall be followed. In cases of any conflicts between those rules and regulations and the articles in this Agreement, the latter shall prevail.

5.30	Insurance borne by the Tenant:

5.30:1	The Tenant shall bear public liability insurance with the coverage not less than the amount described in Article 1.12 for the occurrence of a single public liability event under any circumstances, or the coverage amount prescribed by the Landlord (or provided by the public liability market for the risk), and maintain the validity of that insurance throughout the Lease Term.

5.30:2	[N/A]

5.30:3	The Tenant shall provide the Landlord with a cover note issued by the relevant insurance company stating that all insurance policies are fully paid and remain valid at the time of signing or before signing this Agreement. If the Tenant fails to provide the Landlord with the relevant cover note as required, the Landlord may, on behalf of the Tenant, take out public liability insurance as specified in Article 5.30:1 from an insurance company designated by the Landlord at its own discretion, and the Tenant shall accept the insurance terms and conditions for such public liability insurance prescribed by the designated insurance company and pay the Landlord all costs therefrom in a proper and legal way of the Landlord’s choosing, including the insurance premiums and possible taxes imposed on the Landlord for the collection of such premiums from the Tenant.

5.30:4	If the coverage is not sufficient to cover the loss, the Landlord and/or Management reserves the right to claim for such uncovered amounts against the Tenant.

5.31	Modification

5.31:1	No structural modifications or other forms of modification or build-out of the leases property, building or ancillary facilities is permitted without the approval of the Landlord (the Landlord shall not unreasonably delay or refuse to issue such approval).

5.31:2	Only legally qualified contractors approved by the Landlord (the Landlord shall not unreasonably delay or refuse to issue such approval) may be hired to take charge over any work to be carried out on the leased property, building and auxiliary facilities. Any form of modification or alteration to electrical systems, the firefighting system and firefighting sprinkler system shall only be completed by a contractor designated by the Landlord.

5.32	Logo: Any logo for exhibition purposes or logo visible both inside and outside of the leased property shall be subject to approval by the competent authority and with the prior written consent of the Landlord without delay.

5.33	Locks and keys: If the installation of any lock, latch or safety device on the doors of the leased property is necessary, the Tenant shall provide advance written notice to the Landlord, and the Landlord is entitled to check the installation as per relevant fire codes.

5.34	Restriction on use of building name: The building name or any picture or analogue of the building shall not be used in the registered name or brand name or for any purpose other than the business address of the Tenant.

5.35	No transfer

Without the written approval of the Landlord and the mortgagee (if any) who accepts the leased property’s mortgage by the Landlord, neither mortgage, real guarantee or declaration of trust shall be created against the Tenant’s leased property, nor sublease or permit or waiver or transfer of the right and interest of the leased property or any part thereof in other manners is permitted; this Agreement will be terminated unconditionally if the Tenant violates this Article, and the Tenant shall move out from the leased property within the time limit noticed by the Landlord. This Agreement is reached only for the Tenant, and without limiting the foregoing generality in any form; the following acts and circumstances will be deemed as violation of this Article unless otherwise approved by the Landlord and the mortgagee (if any) in written notice.

5.35:1	The Tenant reorganizes, merges and conducts voluntary liquidation or makes changes to its ownership or shareholders with most voting rights or shareholders otherwise in effective control of voting rights when the Tenant is a company;

5.35:2	The Tenant endows authorization or similar powers, making the authorized person entitled to occupy or use the leased properties or any part thereof or actually occupy the leased properties or enjoy the same right; or

5.35:3	The Tenant changes the corporate name without notifying the Landlord.

However, sharing the leased properties with the Tenant’s affiliates at any time shall not be deemed as breach of this Article, provided that the Tenant provides details on such sharing and affiliates and that there is no contractual relationship between the Landlord and such affiliates. Joint occupation of the leased properties will be immediately terminated if there is no affiliation between such affiliates and the Tenant.

5.36	[N/A]

5.37	[N/A]

5.38	Informing and notifying the Landlord of any damage and defect: Where the Tenant is aware of any damage to or defect of the leased properties that may cause any liability to be undertaken by the Landlord, the Tenant shall immediately inform the Landlord, or in any case, the Tenant shall notify the Landlord of any other matters that will have an adverse effect on the benefits of the leased properties and reduce the damage and loss therefrom.

5.39	Exemption from the liability of the Landlord

5.39:1	The Tenant shall solely bear the risk of any and all personal property, equipment or property in the leased properties.

5.39:2	Neither the Landlord, its service personnel and agent shall be liable for any and all losses, damage, acts, activities, expenses, claims, or demands from the Tenant and its employees or any individual through the Landlord caused by any one of the following circumstances:

(a)	Defective, failed or unstable ancillary facilities or air conditioner or the supply of water, other energies or fuel; or

(b)	Any and all barriers of the easement or other rights herein.

Except those that are caused by the intentional misconduct, fault or gross negligence of the Landlord or its service personnel or agents or it is otherwise agreed in this Agreement.

5.39:3	The Tenant is entitled to exonerate the following liabilities of the Landlord and its service personnel and agents:

(a)	Losses, damage, acts, activities, expenses, claims, or demands related to the personal property, equipment or property of the Tenant or other persons or someone in the leased properties; and

(b)	Losses of and damages to the personnel, personal property, equipment or property in or near the leased properties.

Except those that are caused by the intentional misconduct, fault or gross negligence of the Landlord or its service personnel or agents or it is otherwise agreed in this Agreement.

5.40	Compensation for the Landlord

5.40:1	The Landlord shall be compensated for any and all losses, damage, acts, activities, expenses, claims or demands due to provision of services, use or occupation, reconstruction, addition or repair of the leased properties, or the failure by the Tenant to perform obligations hereunder or other acts or non-performance by the Tenant and its employee, contractors, agents, licensees, or invitees, except those that are caused by the Landlord’s non-compliance or breach of the obligations, or any acts, negligence and non-performance (if any) of the Landlord and its employees, contractors, agents, licensees or invitees.

5.40:2	The Tenant shall pay in full the following expenses and expenditure for any contingent claim (including any acts or distrain to recover the expenses):

(a)	The rent or other amount payable hereunder;

(b)	Leasing services provided by the Landlord;

(c)	Use or occupation of the leased properties;

(d)	Reconstruction, addition or repair of the leased properties;

(e)	Failure by the Tenant to perform the obligations hereunder; or

(f)	Any other acts or negligence of the Tenant and its employees, contractors, agents or invitees. The Tenant will be charged such expenses as (the Tenant’s) liability.

5.41	Delivery conditions

The Landlord shall deliver the leased properties to the Tenant “As it is” upon the commencement of the Lease Term. The Landlord shall not be liable for any improvement and reconstruction of the leased properties for the use and occupation of the Tenant, but the Tenant shall allow the Landlord and/or its contractors and its employees and agents to approach the leased properties and repair and rectify any defect or flaw of such premises, or inspect, survey, repair, rectify, improve, and maintain any part of such premises as per the government’s requirements or instructions, or perform any other activities permitted hereunder.

For the avoidance of doubt, the Tenant shall be deemed to accept and receive the leased properties if the Tenant (or its approved occupant or authorized person) occupies the leased properties or any part of such premises, or the Tenant or its authorized representative signs the acceptance report. In such circumstance, the Landlord shall be deemed to have fully and properly performed the delivery obligations hereunder.

The Tenant shall pay all the amounts payable hereunder this Agreement before or on the commencement of the Lease Term in accordance with this Agreement. Where the Tenant fails to pay such amounts at the scheduled time, the Landlord shall be entitled to refuse delivery. But whether delivery or not, in such circumstances, the Lease Term shall be deemed to be counted from the commencement of the Lease Term, and the Tenant shall perform all obligations hereunder from such commencement, including but not limited to the obligations to pay the rent and management fees calculated from such commencement.

5.42	Early termination

5.42:1	In cases where this Agreement is terminated unilaterally by the Tenant before 30 June 2016, or terminated due to the Landlord’s fault, the Tenant shall pay in full all the rent to 30 June 2017 and the commission for the re-lease of the leased properties. Besides, the Tenant shall resume the leased property to what it was in accordance with this Agreement.

5.42:2	From 30 June 2016 onwards (exclusive), the Tenant is entitled to terminate this Agreement early by providing advance written notice to the Landlord.

(a)	In cases where the notice period is not less than 12 months (inclusive), the early termination date is the expiration date of the notice period; provided that the Tenant shall, before the early termination date, pay the rent, management fees and public utility fees on schedule in accordance with this Agreement until the time limit specified in the written notice expires;

(b)	In cases where the notice period is less than 12 months, the early termination shall become effective as early as on the expiration date indicated in the written notice from the Tenant; provided that in addition to payment of the rent, management fees and public utility fees as per this Agreement until the time limit specified in the written notice expires, the Tenant shall also pay and only pay the rent for 12 months from the date of the Tenant providing the written notice.

In addition, the Tenant shall resume the leased property to what it was as per this Agreement.

5.43	Fitting-out

Before fitting out the leased properties, the Tenant shall obtain the written approval of the Landlord on the fitting-out suggestions, plans, and specifications (such approval shall not be rejected or delayed unreasonably, and the Landlord is entitled to raise necessary and reasonable requirements when determining whether to grant such approval or not) and the consent and approval of the competent authority (if necessary), and pay all expenses. Without limitation of the foregoing, the Tenant shall abide by the Fitting-out Guide, the Tenant Manual, and other requirements specified by the Landlord and Management at the time of the leased properties fitting-out. Unless a copy of any requirements, the Guide, and Manual is provided to the Tenant, the Tenant shall not be bound by this Article.

5.44	Return

The Tenant shall move out of the leased properties and return such premises to the Landlord by the expiration date of the Lease Term or after early termination, and abide by the Tenant’s other obligations hereunder, including but not limited to the obligations in Articles 5.5 and 5.44.

5.44:1	The Tenant shall move out all its fixed equipment, devices, furniture, and movable properties as well as any and all signs or ads placed by the Tenant or other persons on behalf of the Tenant from the leased properties, and repair damage to the leased properties or ancillary facilities due to the foresaid items.

5.44:2	The Tenant shall:

(a)	Remove all modifications and additions to the leased properties and ancillary facilities, whether or not they were made by the Tenant or within the Lease Term, unless otherwise agreed by the Landlord (under such conditions, additional modifications or additions shall be termed “remaining modifications” in this Article); and

(b)	Resume the leased properties and ancillary facilities to their original layout (except remaining modifications). The Tenant shall resume the leased properties and ancillary facilities to the state specified in Appendix V (Resumption Standard) hereof; and

(c)	Repair any and all damage to the leased properties and the ancillary facilities as per (a) or (b) and resume such premises and facilities to their original good condition. For the avoidance of doubt, any form of modification or alteration of electrical systems, firefighting systems and firefighting sprinkler systems shall be completed only by a contractor designated by the Landlord.

5.44:3	The Tenant shall resume the leased properties to their original state in the following ways:

(a)	Cleaning the interior of the leased properties and any remaining modification;

(b)	Painting, coloring, polishing, etc., to resume as much as possible the interior walls of the leased properties and any remaining modification to the original state when the Tenant receives it;

(c)	Replacing as much as possible all of the ceiling systems (if any), flooring materials, curtains, louvers and the carpets installed by the Landlord in the leased properties within the Lease Term to the original state when the Landlord provides it and the Tenant receives it upon the signing of this Agreement; and

(d)	Removing all wiring and cables installed by the Tenant.

5.44:4	The Tenant shall return all keys to the Landlord and disclose all other accesses to the leased properties.

5.44:5	The Landlord will inspect the leased properties, and then provide a schedule for all recovery work of the Tenant as well as an expenses quotation for such works (recovery expenses) within a reasonable time before the expiration date of the Lease Term as per Article 5.44. If the Landlord considers that the Tenant fails to resume the leased properties to the extent stipulated as per Article 5.44 before the expiration date of the Lease Term, the Tenant may be required to continuously occupy such premises to the extended date indicated in the written notice from the Landlord (extended duration of the Lease Term) for the purpose of completing recovery works, and pay the Landlord 150% of the daily rent and management fees payable. Where the Tenant fails to complete the recovery works as per Article 5.44 and return the leased properties to the Landlord upon the expiration date (if no extended days to the Lease Term) or the extended Lease Term, the Landlord will deduct from the cash deposit or the bank guarantee the recovery expenses and other expenses, expenditures, losses or damage caused to the Landlord by the Tenant due to its breach, non-conformance and non-performance of Article 5.44. Where such a cash deposit and/or bank guarantee is insufficient to pay off such recovery expenses, the Tenant will be charged the unpaid amount as the (Tenant’s) liability. The deduction of recovery expenses as per this Article shall neither damage nor preclude the Landlord from exercising any other rights or obtaining loss compensation due to the Tenant’s failure to perform Article 5.44 in accordance with this Agreement or laws.

5.45	Obligations for compliance: The obligations contained or referred to in the following documents shall be observed:

5.45:1	Any Instructions, Guidelines and/or Manuals related to the buildings developed and provided by the Landlord and Management to the Tenant.

5.46	Commitment to the mortgagee

The Tenant shall issue a complete Undertaking Letter to the mortgagee as per the format and content of Appendix IV (Undertaking Letter) and at the same time provide the Landlord with a copy of the Undertaking Letter.

The Tenant acknowledges that the mortgagee is entitled to dispose the leased properties and/or buildings as per related mortgage agreements without informing the Tenant and soliciting the Tenant about its intent of purchasing the leased properties and/or buildings or obtaining the permit of the Tenant. The Tenant hereby acknowledges the waiver of any possible pre-emptive rights, claim for compensation and rights or defenses for such disposition to the mortgagee and/or the purchaser of the leased properties and/or buildings.

The Landlord is also entitled to pledge its right to charge rent, management fees and other receivables under this Agreement to a third party from time to time, and the Tenant shall sign the Acknowledgement Letter as required by the Landlord.

5.47	Illegal buildings

5.47:1	The “illegal buildings” herein refers to buildings or structures marked green in the Appendix - Floor Plan that are used as public utility rooms as well as for storing nitrogen cylinders, air compression devices, cooling systems, wastewater treatment systems, a cooling tower, liquid nitrogen cylinders and other machinery and equipment necessary for the Tenant’s operations. During the Lease Term, the Landlord will not charge the Tenant rent or management fees for the use of the illegal buildings.

5.47:2	The specific conditions and requirements for the use of the illegal buildings by the Tenant shall apply to all obligations and liabilities herein of the Tenant for the leased properties.

5.47:3	The Tenant undertakes to make best efforts to legalize the illegal buildings in the Lease Term by obtaining all governmental approval of the project proposal, planning, construction and use of such illegal buildings at its own expense.

5.47:4	Upon the Landlord or the Tenant’s receipt of the order of the government to dismantle the illegal buildings, the Tenant shall stop the use of the illegal buildings immediately and dismantle such buildings at its own expense within the period specified by the competent authorities. In case of any administrative punishments or fines incurred on the Landlord arising out of the Tenant’s failure to observe the orders and refusal to dismantle such buildings or failure to complete the dismantling within the specified period, the Tenant shall indemnify the Landlord for all of the losses therefrom. Under such circumstances, the Landlord is entitled to dismantle the illegal buildings on behalf of the Tenant at the expense of the Tenant.

5.47:5	In cases where the Tenant’s use of illegal buildings or failure to obtain the pollutant discharge license results in any loss to the Landlord (including fines imposed by competent authorities and the compensations paid by the Landlord to any third party suffering such losses therefrom), the Tenant shall, at the written request of the Landlord, indemnify the Landlord for all of its losses therefrom immediately and unconditionally.

6.	Quiet enjoyment rights

6.1	The Landlord acknowledges that as required and limited by risks and/or decrees:

6.1:1	The Tenant shall observe its obligations under this Agreement;

6.1:2	The Landlord is entitled to the rights granted under this Agreement;

6.1:3	The conditions specified in Appendix III (Special Terms and Conditions) hereto, permit the Tenant to hold and use the leased properties quietly without disturbance from the Landlord or any legally authorized agent.

6.2	In the Lease Term, the Landlord commits that he/she has the right to lease the leased properties.

7.	Miscellaneous

7.1	Withdrawal

In case:

7.1:1	The rent or other amounts under this Agreement are paid in arrears for forty five (45) days (regardless of formal claim); or

7.1:2	The Tenant fails to observe its obligations under this Agreement and takes no remedial measures within fourteen (14) days from day of receipt of the notice of such non-observation and request for remedy from the Landlord; or

7.1:3	The Tenant has executed a lien or other measures for the leased properties or the facilities therein; or

7.1:4	A procedure requesting the ending of the Tenant’s operation or bankruptcy is initiated, or the Tenant is being liquidated or taken over; or

7.1:5	In cases where the Tenant has been cancelled or dissolved by competent corporation registration authorities or ceases to exist according to corporate law, the Landlord is entitled to, upon being informed of any such event, request Management to cut off the supply of water, power, communications and other services to the Tenant from time to time and/or terminate this Agreement by sending a written notice to the Tenant (this Agreement shall terminate immediately in this circumstance) even if rent has been paid and any other acts have been performed or not. In such cases, the Landlord is entitled to withdraw and enter the leased properties or part of the leased properties and to stop the supply of water, power, communication and other services to the leased properties at any time. The Landlord bears no liabilities for any destruction and losses (including the expenses for resuming the water and power supply as well as communication services) incurred to the Tenant therefrom. The Landlord’s exercising of the rights specified in Article 7.1 herein shall not affect its acquisition of compensation for the Tenant’s previous failure to observe its obligations herein.

For the avoidance of doubt, the Tenant agrees and acknowledges that the Landlord is entitled to open and change the locks of the leased properties and move out all articles (including but not limited to goods, facilities, equipment, furniture, fixtures and others) inside the leased properties and recover the leased properties forty five (45) days (in the situations specified in Article 7.1.1), or seventy six (76) days (in the situations specified in Article 7.1.2) or ninety (90) days (in the situations specified in Article 7.1.3 ~ 7.1.5) after this Agreement is effectively terminated according to the last paragraph and the security deposit is fully confiscated. The Landlord bears no liabilities for the losses incurred to the Tenant therefrom. The Landlord has the right to sell, assign, discard or dispose of such articles in any way it deems appropriate and use the earnings therefrom to offset the payables by the Tenant and indemnify the loss incurred to the Landlord. All interior decoration, facilities and articles inside the leased properties are then disposed by the Landlord at its own discretion. The Landlord will not make any compensation to the Tenant for the residual value of such decoration, facilities and articles, and at the same time has the right to require the Tenant to reimburse the expenses for removing the decorative materials, facilities and equipment inside the leased properties.

7.2	In case where the leased properties cannot be used arising out of either of the following circumstances, the Tenant is entitled to terminate this Agreement by sending to the Landlord a written notice in advance and is also entitled to request the Landlord to indemnify its losses therefrom, but such compensation shall not exceed the amount equivalent to rent for 3 months at that time:

(i)	The leased properties are sealed up by a People’s Court;

(ii)	The Landlord loses ownership of the leased property.

7.3	[N/A]

7.4	Damage and destruction

7.4:1	In Article 7.4, Incidents of destruction referred to herein are:

(a)	The leased properties or part of the leased properties are damaged or destructed by risky factors, resulting in the leased properties as a whole becoming unsuitable for occupation and use by the Tenant;

(b)	The damage or destruction involves the nature, location of and normal access to the leased properties, resulting in severe inconvenience of access to the leased properties; or

(c)	The damage or destruction involves the laws and decrees related to the leased properties.

7.4:2	In case of any destruction incident, the rent shall be reduced reasonably at the discretion of the Landlord until such incident is properly handled.

7.4:3	Unless the Landlord informs the Tenant of its intent to take relevant remedies within one month after the occurrence of the incident, either party is entitled to terminate this Agreement by sending to the other party a notice not less than one month.

7.4:4	The Landlord is entitled to terminate this Agreement one month after sending to the Tenant the notice following the destruction incident. This Agreement will terminate upon expiration of the notice period.

7.4:5	In cases where the Landlord informs the Tenant of its intent to take relevant remedies according to Article 7.4:3, and:

(a)	Fails to implement them within a reasonable period, the Tenant is entitled to inform the Landlord of its intent to terminate this Agreement;

(b)	Unless the Landlord makes best efforts to make relevant remedies promptly upon the receipt of such notice, the Tenant is entitled to terminate this Agreement by sending to the Landlord the notice not less than one month in advance. This Agreement will terminate upon expiration of the second notice period.

7.4:6	The provisions in Article 7.4 (except for Article 7.4:4) are not applicable in the following circumstances:

(a)	The destruction incident is caused by any act or omission of the Tenant; and

(b)	The insurance policies are invalid or the claim amount is rejected or reduced due to these acts or omissions.

7.5	Liabilities and obligations to resumption

7.5:1	Either party bears no liabilities to the other in cases where this Agreement terminates in the situations described in Article 7.4 (except for the situation described in Article 7.4:6, in which the Tenant is not exempted from liabilities to the Landlord). The termination will not affect the rights enjoyable by either party for the other party’s previous violation or non-observance of this Agreement.

7.5:2	Nothing contained in this Agreement shall oblige the Landlord to resume the leased properties or the access to their original state.

7.6	Warranty of the tenant

7.6:1	The Tenant will provide a deposit and/or a bank guarantee equivalent to the sum of the rent for 3 months and management fees (RMB 1,931,970.72) prior to the beginning of the Lease Term to ensure the absolute benefits of the Landlord.

7.6:2	The Tenant shall ensure prompt payment of a cash deposit and the provision of a bank guarantee to the Landlord in a satisfactory manner as guarantee for losses or damages caused to the Landlord due to the Tenant’s breach of this Agreement. The Landlord does not charge a deposit from the Tenant in the name of trust, nor pay any interest. Such a cash deposit or equivalent amount and/or bank guarantee can be used by the Landlord to compensate the Tenant’s breach of this Agreement or any direct or indirect costs or losses caused to the Landlord (including legal expenses during such compensation) without affecting other rights. Upon expiration of the lease term, the Landlord will return the amount or bank guarantee equivalent to the cash deposit to the Tenant without paying any interest (with unpaid amounts and compensation for the Tenant’s breach deducted) within 30 days from the date (whichever is later) on which the Tenant moves out of the leased properties and returns them to the Landlord, or if the Tenant pays the rent for the last period, the date on which the Tenant causes other costs due to violation of any terms and conditions of this Agreement and makes compensation to the Landlord. Such action does not affect the exercise of the Landlord’s other rights. Where the Landlord fails to return such a guarantee to the Tenant as scheduled for no reason, the Landlord shall pay overdue fines to the Tenant as per the agreed interest rate (i.e., an interest rate of 105% of the benchmark one-year lending rate currently provided by the People’s Bank of China). For avoidance of doubt, even though the interest rate of 105% of the benchmark lending rate is APR, such an interest rate shall be converted into a daily rate for calculation in specific applications.

7.6:3	Where the Tenant fails to fulfil its obligations under this Agreement, the Landlord is entitled to deduct any amount from the cash deposit and/or exercise the bank guarantee to recover any and all losses or damage suffered by the Landlord therefrom without prior notice to the Tenant.

7.6:4	Where the Landlord requires payment of security deposit as per bank guarantee:

(a)	For the unpaid amount under this Agreement, the Landlord shall provide the Tenant with a written statement of such unpaid amount; or

(b)	The Landlord shall provide the Tenant with expense details (including copies of invoices and receipts for paid expenses (if any)) for reimbursement of the Landlord’s expenses to compensate the Tenant’s reasons.

The Tenant shall provide the Landlord with an updated bank guarantee or extra bank guarantee in a prompt manner. The amount guaranteed shall be equal to the amount required by the Landlord as per Article 7.6:3 or an applicable amount.

7.6:5	Measures taken by the Landlord as per Article 7.6:3 will not affect the exercise of the Landlord’s other rights.

7.6:6	The Tenant shall ensure that the bank guarantee remains valid and in full force until 6 months after the expiration of the Lease Term (or the expiration of any renewal term).

7.6:7	In cases of any transfer of the benefits with respect to the leased properties by the Landlord during the Lease Term, the Landlord can transfer the cash deposit paid by and/or the bank guarantee (subject to adjustment from time to time) (with the amount payable to the Landlord as per the terms and conditions of this Agreement already deducted) provided by the Tenant or the balance after deduction to the transferee. In such cases, the Tenant shall sign an updated agreement (to be prepared by the Landlord’s lawyer) on the transfer of cash deposit and/or balance after the deduction and bank guarantee as required by the Landlord; the Tenant shall waive the right to claim from the Landlord any cash deposit and/or bank guarantee equivalent to the amount transferred to the transferee. However, any liabilities specified here shall not affect the Tenant’s right to claim such cash deposit and/or bank guarantee from the transferee. Unless clearly and conversely specified in notifications, the written notification sent by the Landlord or its lawyer by regular mail to the Tenant’s address specified hereby to inform the Tenant of relevant transfer information shall be deemed as the certification for such transfer of cash deposit or balance. The Tenant shall provide an updated bank guarantee with the transferee as the beneficiary as required by the Landlord. The Landlord is allowed to provide the bank guarantee held by it to the transferee.

7.7	Notification: Notifications in accordance with or relevant to this Agreement or other communications shall be prepared in Chinese and in writing.

The address and fax number of the Landlord and the Tenant are as follows:

(a)	The Landlord: Room 1001-1004, 10/F, Building 2, Kerry Centre, No. 1539, West Nanjing Road, Jing’an District, Shanghai

Fax: 021-63862386

Addressee: Property Manager

(b)	The Tenant: Southern Section, 1/F, No. 55 Workshop, No. 273, Debao Road, Free Trade Zone, Shanghai, 200131

Fax: 021-50483638

Addressee: Wu Shizuan

7.8	No guarantee: The parties hereto fully understand that there are no guarantees or representations under this Agreement.

7.9	No additional costs: The parties state and represent that no additional costs or considerations are to be paid to the Landlord or any other person during the Lease Term, except for the rent, management fees and other considerations clearly specified in this Agreement.

7.10	Legal expenses, stamp tax and other costs: The Landlord and the Tenant shall pay their respective expenses and expenditure relevant to the negotiation, preparation and signing of this Agreement. The parties shall pay their respective stamp tax from the signing of this Agreement or other relevant documents in accordance with the law.

7.11	Disclosure: Either party agrees and acknowledges that any information about the Tenant relevant to this Agreement obtained, collected or otherwise accessed by such party at any time can be disclosed and/or communicated to the following parties, who have access to such information: (a) such party’s holding companies and/or subsidiaries and/or branches and/or service providers or consultants of such companies or institutes; (b) actual or potential transferees, purchasers, investors or subscribers (including the public for public offerings) for all or part of such party’s business, assets or interest or any direct or indirect lenders of such party’s holding companies or affiliated parties of such holding companies; (c) any agents, consultants, auditor or contractors of any party mentioned in (b); and/or (d) regulatory authorities or stock exchanges, whether or not within the territory of the People’s Republic of China and regardless of their legal purposes.

7.12	Extended occupation: Upon expiration of the Lease Term, the Tenant can continue to occupy the leased properties on a monthly basis as agreed by the Landlord on condition that the Tenant pays the Landlord monthly rent and management fees, the amount of which is agreed between the parties before such expiration. If the parties fail to reach any relevant agreement, the amount of the rent and management fees shall be 150% of the amount payable before such expiration. Besides, the rent and management fees after such expiration can be paid as per the terms and conditions (except for terms and conditions relevant to periods for free use) of this Agreement if applicable. In accordance with Article 7.12, either party can terminate this Agreement by notifying the other party in writing one month in advance.

Notwithstanding the foregoing provisions, the Tenant shall inform the Landlord of its renewal intention in writing at least 9 months and less than 12 months in advance if the Tenant intends to extend the Lease Term under this Agreement. The Landlord has the sole discretion to agree such renewal through negotiation with the Tenant. This Agreement will be terminated upon the expiration of the Lease Term if the parties fail to reach any agreement within 3 months upon receipt of notification of the Tenant’s renewal intention. The parties acknowledge that the Tenant is entitled to enjoy prior renewal rights under the same conditions.

7.13	Lease registration: After the execution of this Agreement, the Tenant shall notify the Landlord to provide all necessary and reasonable assistance if the Tenant intends to register the lease with China (Shanghai) Free Trade Zone Management Committee. Costs and expenses relevant to such registration shall be borne by the Tenant.

7.14	Registration of registered address: Where the Tenant sets its registered address at the leased properties and properly registers with the Industrial and Commercial Administration, the Tenant shall go through formalities specified by national law for cancellation or change of registered address within 30 days upon expiration of the Lease Term or termination in advance. Where the Tenant fails to complete such cancellation or change registration, the Landlord is entitled to withhold the security deposit provided by the Tenant. The Tenant shall make corresponding compensation to the actual losses (if any) suffered by the Landlord.

7.15	Applicable law: This Agreement is constrained by the laws of the PRC.

7.16	Language: Chinese.

7.17	Duplicates: This Agreement is made in quintuplicate: two copies each for the Landlord and Tenant, and one copy for the Real Estate Trading Centre. Each copy shall have equal legal validity.

7.18	Resolution of disputes:

7.18:1	Any disputes or claims caused by or relating to this Agreement shall be resolved by means of friendly consultations between the parties. Either party can inform the other party of its willingness in writing to resolve such disputes or claims via consultations.

7.18:2	In the event that the parties fail to resolve by consultations any disputes or claims (including issues on the existence, validity or termination of this Agreement) caused by or relating to this Agreement within 10 days upon receipt of the notification of any disputes as per Article 7.18:1, either party can submit such disputes or claims to SHIAC as per the procedure rules of SHIAC currently in effect.

7.18:3	The arbitration tribunal should be comprised of three (3) arbitrators, of whom the chief arbitrator shall be designated by SHIAC, while the other two shall be separately appointed by the claimant and the respondent. The appointing agent is SHIAC.

7.18:4	Any arbitral decision made by the tribunal shall be final and binding upon both parties hereto, and may be enforced by any court in any relevant country, including the P.R.C. Both parties must implement any arbitral decision without delay. If any problems arise during the course of arbitration or pertain to any arbitral decision, both parties hereto agree to waive any right thereof to apply to or appeal to any court.

7.18:5	Arbitration shall be carried out in Shanghai and in the Chinese language.

7.18:6	The costs of arbitration shall be borne by the losing party.

7.18:7	Notwithstanding any dispute (other than the issues in dispute) subject to arbitration or under friendly negotiation, both parties hereto:

(a) may continue to exercise other respective rights under this Agreement, and

(b) must continue to perform other respective obligations under this Agreement.

Appendix I

Right of Way and Other Rights Appended to this Agreement

(Please refer to Article 3)

1. Common rights shared by the lessee and all other building owners, tenants and occupants:

1.1	For the purpose of reasonable use and occupation of the leased property, the right to pass through common areas (used for passage) on foot, and using or not using a vehicle;

1.2	The right of access to running water, soil, electric power and data via the ancillary service facilities in the leased property (except for temporary interruptions due to accidents or maintenance), and

1.3	Display the name and location of the tenant on the main signboards and relevant ground signboards of the building (if any), but subject to the prior approval of the lessee and/or the manager (the lessee shall not unreasonably delay approvals).

Appendix II

Floor Plan

First Floor

Mezzanine

Appendix III

Special Conditions

(Please refer to Article 1.14)

The Tenant hereby irrevocably and unconditionally waives the rights of pre-emption on the leased property and/or the building (including no prejudice over whether such rights are acquired by means of this Agreement or any of its renewals, extensions or amendments). At any time during the Lease Term (including any extensions under this Agreement), the Landlord is entitled to sell the leased property and/or the building to any third party at its sole discretion without prior notice to or approval from the Tenant.

The Tenant acknowledges it has been informed that: (i) the leased property and building have been mortgaged to Goodman Shanghai No. 7 Investments Co., Ltd. under the Mortgage Agreement signed on 31 May 2013; (ii) all of the Landlord’s rights to collect rent and management fees payable hereunder from the Tenant under this Agreement have been mortgaged to Goodman Shanghai No. 7 Investments Co., Ltd. The Tenant further agrees that the mortgagee is entitled to dispose of the leased properties and/or the building as per the Mortgage Agreement without prior notice to or approval by the Tenant, or inquiring about the Tenant’s intent to purchase. The Tenant hereby acknowledges its waiver of any pre-emption right, demand, claim or defense that it may have against the mortgagee and/or any transferee of the leased property and/or the building concerning the aforesaid disposition.

Appendix IV

Undertaking Letters

To: Goodman Shanghai No. 7 Investments Co., Ltd. [seal affixed]

Copy to: Jiaqiao (Shanghai) Warehouse Co., Ltd. [seal affixed]

From: UTAC (Shanghai) Co., Ltd.

[            ], 2014

To whom it may concern,

We refer to the Lease Agreement entered into between our company and Jiaqiao (Shanghai) Warehouse Co., Ltd. on [                    ] (the “Lease Agreement”) regarding the north part of the first floor of Building No.55 and the first floor of Building No. 56 located at No. 331 South Meigui Road, No. 273 Debao Road with a total construction area of 12,989.13 sqm (the “Leased Property”).

We hereby confirm as follows:

1. We have been duly informed by the Landlord that the Leased Property has been mortgaged to you and you enjoy the mortgage right over the Leased Property.

2. Upon the enforcement of the mortgage, we undertake to continue the lease of the Leased Property in accordance with the Lease Agreement and to perform all the obligations of the Lease Agreement.

This letter is governed and interpreted by the laws of the People’s Republic of China.

Best regards,

(Authorized signatory)

On behalf of UTAC (Shanghai) Co., Ltd

Appendix V

Restoring Standard

Tenant: UTAC (Shanghai) Co., Ltd

No.	Items of System	No. of Items	Items of Sub-system	Findings, Description and cause of Defect	Remark (Photo Code)	Defect Corrector	Status
1	Power system	1.1	Restore or repair

2	Lighting system	2.1	Restore or repair	Newly added lighting will be completely removed
		2.2	Restore or repair	The old warehouse lamps remain in good condition

3	Air-con System	3.1	Restore or repair	Newly added air-conditioning system will be completely removed

4	Lift & Escalator	4.1	Restore or repair

5	Fire Protection System	5.1	Restore or repair	Newly added fire protection system will be completely removed
		5.2	Restore or repair	Original fire protection system remains in good condition
		5.3	Restore or repair

6	Security System	6.1	Restore or repair	Inner security monitoring system will be completely removed

7	Water Supply & Drainage	7.1	Restore or repair	Newly added water supply & drainage system will be completely removed

8	Building fabric and others	8.1	Restore or repair	Shed on the south of No. 56 workshop was built by the client itself
		8.2	Restore or repair	The equipment on the southwest of the No. 55 workshop was built by the client
		8.3	Restore or repair	The peripheral equipment room on the southwest of No. 55 workshop was built by the client
		8.4	Restore or repair	The pipes between No. 55 and No. 57 workshops were installed by the client
		8.5	Restore or repair	The exhaust vents outside the dining hall on the northern part of No. 55 workshop need to be restored
		8.6	Restore or repair	The windows on the first floor of the northern part of No. 55 workshop need to be restored